Exhibit 5.1

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December 13, 2004

CBD Media Holdings LLC

CBD Holdings Finance, Inc.

312 Plum Street, Suite 900

Cincinnati, Ohio 45202

Re:	Registration Statement on Form S-4; $100,000,000 Aggregate Principal Amount of 9¼%
Senior Notes due 2012

Ladies and Gentlemen:

We have acted as special counsel to CBD Media Holdings LLC, a Delaware limited liability company (“Holdings”) and CBD Holdings Finance, Inc., a Delaware corporation (“Holdings Finance” and together with Holdings, the “Issuers”), in connection with the issuance of $100,000,000 aggregate principal amount of 9¼% Series B Senior Notes 2012 (the “Securities”), under the Indenture dated as of October 26, 2004 (the “Indenture”), between the Issuers and HSBC Bank USA, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2004 (File No. 333-            ), (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the enforceability of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that the proceedings proposed to be taken by the Issuers in connection with the authorization of the Indenture and the Securities and the issuance and sale of the Securities, will be timely completed in the manner proposed, and (b) we have relied upon the foregoing and upon certificates and other assurances of officers of the Issuers and others as to factual matters; we have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, the general corporation law of the State of Delaware and the Delaware Limited Liability Company Act and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

December 13, 2004

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Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

The Securities have been duly authorized by all necessary corporate or limited liability company action, as applicable, of the Issuers, and when executed, issued, authenticated and delivered by or on behalf of the Issuers in exchange for the Issuers’ 9¼% Series A Senior Notes due 2012 in accordance with the Indenture and in the manner contemplated by the Registration Statement, will be legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

The opinions rendered above relating to the enforceability of the Securities are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture; and (e) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture and the Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP

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